77C.

A Special Meeting of Stockholders of The New America HIgh Income Fund, Inc. (the "Fund"), was held on February 13, 2003, for the following purposes:

1. To approve a new investment advisory agreement between the Fund and T. Rowe Price Associates, Inc.
Affirmative Votes 34,052,122           Negative Votes 1,247,906

2. To eliminate the Fund's investment policy regarding investment in the securities of other investment companies.
Affirmative Votes 32,753,054           Negative Votes 1,605,016

3. To eliminate the Fund's fundamental investment policy regarding securities that are not readily marketable.
Affirmative Votes 31,978,938           Negative Votes 2,217,024

4. To eliminate the Fund's investment policy regarding purchase of securities of a single issuer.
Affirmative Votes 32,006,160           Negative Votes 2,146,889

5. To eliminate the Fund's investment policy regarding the purchase of issuers in which the Fund's and the Adviser's officers and directors hold certain interests.
Affirmative Votes 31,041,179           Negative Votes 3,246,441